As filed with the Securities and Exchange Commission on December 19, 2007

Registration No. 333-148138

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Basin Water, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4941	20-4736881
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8731 Prestige Court

Rancho Cucamonga, California 91730

(909) 481-6800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Agent for Service:	Copies to:	Copies to:

Thomas C. Tekulve	Scott B. Hamilton	Faye H. Russell, Esq.
Chief Financial Officer	General Counsel	Divakar Gupta, Esq.
Basin Water, Inc.	Basin Water, Inc.	Latham & Watkins LLP
8731 Prestige Court	8731 Prestige Court	12636 High Bluff Drive, Suite 400
Rancho Cucamonga, California 91730	Rancho Cucamonga, California 91730	San Diego, California 92130
(909) 481-6800	(909) 481-6800	(858) 523-5400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
Common Stock, par value $0.001 per share	462,746	$7.51	$3,475,222	$107

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) based on the average of the high and low reported sales prices on the Nasdaq Global Market on December 17, 2007.

(2)	This Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without receipt of consideration which results in an increase in the number of the outstanding shares of common stock of the registrant.

(3)	Registration fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Basin Water, Inc. has prepared this Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-148138) for the purpose of filing with the Securities and Exchange Commission an amended exhibit to the Registration Statement. Amendment No. 1 to the Registration Statement does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the table below. Basin Water will pay all expenses identified below.

SEC Registration Fee	$107
Printing and Mailing Costs	$1,000	*
Legal Fees and Expenses	$20,000	*
Accounting Fees and Expenses	$20,000	*
Miscellaneous	$3,893

Total	$45,000	*

*	Estimated

Item 15.	Indemnification of Directors and Officers

Our officers and directors are covered by certain provisions of the DGCL, our certificate of incorporation, our bylaws and insurance policies that serve to limit and, in certain instances, to indemnify them against certain liabilities that they may incur in such capacities. These various provisions are described below.

In June 1986, Delaware enacted legislation that authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all significant information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors to Basin Water or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by such legislation. Specifically, our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as director, except for liability: (1) for any breach of the director’s duty of loyalty to Basin Water or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful share repurchases or redemptions as provided in Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

As a Delaware corporation, Basin Water has the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to Basin Water’s best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of Basin Water, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding. The bylaws generally provide for mandatory indemnification of Basin Water’s directors and officers to the full extent provided by Delaware corporate law. In addition, Basin Water has entered into indemnification agreements with its directors and officers that generally provide for mandatory indemnification under circumstances for which indemnification would otherwise be discretionary under Delaware law.

Basin Water maintains insurance on behalf of any person who is or was a director or officer of Basin Water, or is or was a director or officer of Basin Water serving at the request of Basin Water as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Basin Water would have the power or obligation to indemnify him against such liability under the provisions of the bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits

A list of exhibits filed with this Registration Statement is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to existing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Basin Water, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cucamonga, State of California, on December 19, 2007.

Basin Water, Inc.

By:	/s/ Thomas C. Tekulve
Thomas C. Tekulve
Chief Financial Officer, Treasurer, Chief Administrative Officer and Assistant Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter L. Jensen*	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 19, 2007
Peter L. Jensen

/s/ Thomas C. Tekulve	Chief Financial Officer, Treasurer, Chief Administrative Officer and Assistant Secretary (Principal Financial and Accounting Officer)	December 19, 2007
Thomas C. Tekulve

/s/ Russell C. Ball III*	Director	December 19, 2007
Russell C. Ball III

/s/ Roger S. Faubel*	Director	December 19, 2007
Roger S. Faubel

/s/ Victor J. Fryling*	Director	December 19, 2007
Victor J. Fryling

/s/ Scott A. Katzmann*	Director	December 19, 2007
Scott A. Katzmann

/s/ Stephen A. Sharpe*	Director	December 19, 2007
Stephen A. Sharpe

/s/ Keith R. Solar*	Director	December 19, 2007
Keith R. Solar

*By:	/s/ Thomas C. Tekulve
Thomas C. Tekulve Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

2.1(1)	Agreement and Plan of Merger between the Registrant, certain subsidiaries of the Registrant, Mobile Process Technology, Co. and its stockholders, dated August 31, 2007.

3.1(2)	Amended and Restated Certificate of Incorporation of the Registrant.

3.2(2)	Amended and Restated Bylaws of the Registrant.

4.1(2)	Form of Common Stock Certificate.

4.2(2)	Registration Rights Agreement dated June 28, 2005 among the Registrant and holders of Preferred Stock.

4.3(2)	Form of Common Stock Warrant.

4.4(2)	Form of Preferred Stock Warrant.

4.5(2)	Form of Note issued to BWCA I, LLC.

4.6(2)	Form of Warrant issued to BWCA I, LLC.

4.7(2)	Form of Senior Subordinated Note issued to The Co-Investment 2000 Fund, L.P. and other purchasers.

4.8(2)	Form of Warrant issued to The Co-Investment 2000 Fund, L.P. and other purchasers.

4.9(2)	Registration Rights Agreement, dated October 14, 2005, among The Co-Investment 2000 Fund, L.P. and other purchasers.

4.10(2)	Senior Subordinated Note issued to Aqua America, Inc. dated February 10, 2006.

4.11(2)	Form of Warrant issued to Aqua America, Inc.

4.12(2)	Registration Rights Agreement, dated February 10, 2006, between the Registrant and Aqua America, Inc.

5.1(3)	Opinion of Latham & Watkins LLP.

23.1(3)	Consent of Latham & Watkins LLP. Reference is made to Exhibit 5.1.

23.2(4)	Consent of Singer, Lewak, Greenbaum & Goldstein, LLP, independent registered public accounting firm.

23.3(3)	Consent of Rhea & Ivy, PLC, independent accounting firm.

24.1(3)	Powers of Attorney.

(1)	Filed with the Registrant’s Report on Form 8-K/A on September 6, 2007.

(2)	Filed with the Registrant’s Registration Statement on Form S-1 dated February 13, 2006, as amended.

(3)	Filed with the Registrant’s Registration Statement on Form S-3 on December 18, 2007.

(4)	Filed herewith.